Exhibit 10.7

ESTABLISHMENT LABS S.A.
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of July 1st, 2016 by and between ESTABLISHMENT LABS S.A a corporation registered in Costa Rica with the corporate identity number 3-101-366337, represented by Juan Jose Chacon (the “Company”) and Salvador Dada Santos an individual residing at Belen, Heredia, Costa Rica, (the “Executive”).
Background
WHEREAS, the Company desires to modify and reinstate the employment conditions of the Executive, it being in the best interest of the Company to arrange the terms of employment between the Executive and the Company for the term hereof;
WHEREAS, the Executive desires to continue being employed by the Company in accordance with the terms hereof; and
WHEREAS, the Company and the Executive mutually intend to set forth herein the terms and conditions of the Executive’s employment with the Company.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree as follows:
1.    Employment. Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment with the Company subject to the teams and conditions set forth herein. During the Term (as defined in Section 2), the Executive shall serve, at the discretion of the Board of Directors of the Company (the “Board of Directors”), in the capacity of Chief Operating Officer of the Company, and shall report directly to the Chief Executive Officer. The Executive’s duties hereunder will be those normally incident to the positions of General Manager and such other duties as may be reasonably assigned to him from time to time by the C.E.O. and Board of Directors. During the Term, except for illness and vacation periods, the Executive shall devote all of his business time, attention, skill and efforts to the faithful performance of his duties hereunder. The Executive shall not be involved with any community or professional organizations or serve as a director for any other entities, other than those activities and investments that do not impair the ability of the Executive to perform the duties of his position.
2.    Term / Termination.
(a)    Term. The term of the Executive’s employment (the “Term”) shall be understood to have commenced on April 15, 2009 (the “Commencement Date”) and shall continue in full force and effect until terminated in accordance with Section 2(b),

2(c), 2(d) or 2(e) below.
(b)    Termination for Cause. The Executive’s employment may be terminated by the Company for “Cause.” For purposes of this Agreement, “Cause” shall mean (i) the Executive’s conviction, or pleading guilty or nolo contendere to, a felony or other crime involving moral turpitude, (ii) the Executive’s engagement in fraud, dishonesty, embezzlement, insubordination, gross negligence or misconduct, (iii) the failure of the Executive to perform his assigned duties or follow the reasonable and lawful directives of the Board of Directors, which failure is not cured within ten (10) days of written notice from the Company of such material failure, (iv) the material breach by the Executive of his obligations hereunder or under any material provision of the Company’s Integrity Chart or any related agreements with the Company, which breach (to the extent curable) is not cured within ten (10) days of written notice from the Company of such breach, or (v) any of the causes described in the applicable Labor Code. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him written notice of such termination.
(c)    Termination by Executive for Good Reason. The Executive’s employment may be terminated by the Executive upon not less than thirty (30) days’ prior written notice given to the Company within thirty (30) days after the occurrence of any of the following events:
(i)    a material diminution by the Company of the responsibility, importance or scope of the Executive’s functions, duties or position with the Company from the position and attributes thereof described in Section 1 that is not cured within twenty (20) days of written notice from Executive of such breach;
(ii)    a relocation of the Company to a site more than one hundred (100) miles from its current headquarters location, unless such relocation moves the Company closer to the Executive’s residence in San Jose, Costa Rica;
(iii)    breach by the Company of any material provision hereof, which breach (to the extent curable) is not cured within twenty (20) days of written notice from Executive of such breach; or
(iv)    any reduction of the Executive’s Base Compensation (as defined in Section 3(a) below).
(d)    Termination by Reason of Death or Disability. The Executive’s employment will automatically terminate upon the death or Disability of the Executive. For purposes of this Section 2(d), the term “Disability” shall mean the inability or failure of the Executive to perform the essential functions of his position of employment with the Company with or without reasonable accommodation as a result of a mental or physical disability for a total of ninety (90) or more days (whether or not consecutive) during any twelve (12) months, all as determined in good faith by a majority of the disinterested members of the Board of Directors; provided, however, if the Company maintains a policy insuring against the disability of Executive, then “Disability” shall have the same meaning as in such policy.

(e)    Termination by Company without Cause. The Executive’s employment may be terminated by the Company without Cause, at any time, for any reason or for no reason, upon thirty (30) days’ prior written notice of termination and the payment of all indemnities according to the applicable local legislation.
(f)    Termination by Executive without Good Reason. The Executive’s employment may be terminated by the Executive without Good Reason, at any time, upon thirty (30) days’ prior written notice of termination. Upon receipt of the Executive’s written notice of termination, the Company may immediately terminate the Executive’s employment, which termination shall be deemed for “Cause.”
3.    Compensation. The Company shall pay the Executive as compensation, in consideration for all his services hereunder, the amounts described in this Section 3, which are summarized in Exhibit A:
(a)    Base Compensation. The Executive will be paid a base salary equivalent to US$39,000 per annum (the “Base Compensation”). Such salary shall be paid to the Executive in equal installments not less frequently than monthly, with a thirteenth installment in the month of December, in accordance with the Company’s business practices in effect from time to time. Any compensation which may be paid to the Executive under any additional compensation or incentive plans of the Company or which may otherwise be authorized from time to time by the Board of Directors shall be in addition to the Base Compensation to which the Executive is entitled to under this Agreement.
(b)    Severance. The Company shall pay the executive an additional amount to advance severance of: US$585 per month. The advancement of severance will be paid to the Executive in conjunction with the payment of wages.
(c)    Participation in Plans. During the Executive’s employment with the Company, the Executive shall be entitled to participate in all savings and retirement plans, policies and programs maintained in force by the Company, including any qualified pension, profit sharing or other retirement plans, non-qualified retirement and deferred compensation plans, and other similar retirement and welfare benefit plans, programs and arrangements, provided that the Executive qualifies for participation in such plans, programs and arrangements pursuant to the terms thereof.
(d)    Fringe Benefits. During the Executive’s employment with the Company, the Executive shall receive the benefits of group medical, dental, travel and accident, car, gas and toll road allowance, short and long-term disability and term life insurance, subject to the availability and terms and conditions of such arrangements and according to Company policies and procedures.
(e)    Expense Reimbursement. The Company shall pay or reimburse the Executive (or, in the Company’s sole discretion shall pay directly), upon a proper accounting as the Company may reasonably require, for reasonable business related expenses and disbursements incurred by the Executive in the course of the performance of the Executive’s duties under this Agreement, provided that the incurring of such expenses shall have been approved in accordance with the Company’s regular reimbursement procedures and normal policies of the Company in effect from time to time.

(f)    Withholding. Payment of all amounts to the Executive shall be net of any withholding The Company may withhold from the Executive’s compensation all applicable amounts (including, withholding and payroll taxes) required by law.
4.    Vacation. The Executive shall be entitled to paid vacation during each year of the term of this Agreement for a period not to exceed three (3) weeks.
5.    Place of Performance. In connection with his employment by the Company, the Executive shall be based at the Company’s principal executive offices, San Jose, Costa Rica, except for required travel on the Company’s business.
6.    Facilities Available to Executive. The Company shall furnish Executive with an office, secretarial help and such specialized equipment, supplies, facilities and technical services as may be reasonably appropriate for the performance of his duties in the Company’s industry.
7.    Payments Due Upon Termination of Employment. In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in exchange for a complete release of claims against the Company, the Company shall: (a) pay to the Executive an amount equal to the aggregate amount of Base Compensation payable to the Executive for the period of the three (3) months preceding the Termination Date, payable over the next three (3) months in equal parts over the standard payroll pay periods, (b) provide all of the Executive’s accrued benefits up to the Termination Date and (c) continue to provide health plan benefits, for the Severance Period (as hereinafter defined). The term “Severance Period” shall mean the period commencing on the Termination Date and ending on the 90th day following the Termination Date. If the Executive’s employment is terminated by the Company for Cause, or by the Executive other than for Good Reason, then, in any of such events, the Company shall have no obligation to make any payments to the Executive for any period subsequent to such termination, except as provided otherwise by the law. None of the provisions of this Agreement shall be construed to affect the Executive’s rights to a continuation of group health plan benefits.
8.    Representations of Executive. The Executive hereby represents and warrants to the Company that (a) this Agreement is the valid, legal and binding obligation of Executive, and (b) this Agreement does not, and the Executive’s performance of his duties hereunder will not, violate any provision of any agreement, indenture or other instrument, or any fiduciary or other obligation, to which the Executive is a party or by which it is bound.
9.    Related Agreements. In connection with the Executive’s employment, the Executive is executing on the date hereof an Employee Confidentiality Agreement, attached hereto as Exhibit C, and a Noncompetition, Nondisclosure and Inventions Agreement, attached hereto as Exhibit D (collectively referred to as the “Related Agreements”).
10.    Indemnification. The Company hereby agrees to indemnify and hold harmless Executive from any and all losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses, including reasonable attorneys’ fees) arising out of, based upon or related to any action taken by Executive in his capacity as an officer, director or employee of the Company but specifically excluding any action taken by Executive which is beyond the scope or authority of his capacity as an officer, director or employee of the Company, is a violation of any criminal law or constitutes gross negligence or willful misconduct on Executive’s part,; all in accordance with the Company’s Memorandum of Association and Articles of Incorporation.
11.    General Provisions.
(a)    Entire Agreement. This Agreement and the Related Agreements contain the entire understanding between the parties hereto and supersedes any prior employment and consulting agreements and understandings between the Company and Executive.
(b)    Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his heirs, beneficiaries or legal representatives without the Company’s prior written consent provided, however, that nothing in this Section 12 shall preclude:
(i)    The Executive from designating a beneficiary to receive benefits payable hereunder upon his death; or
(ii)    the personal representatives, administrators, or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled to such benefits.
The Company may assign this Agreement and its rights and interest hereunder without notice to or the consent of the Executive.
(c)    No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
(d)    Notice. Any notice, consent, approval or other communication given pursuant to the provisions of this Agreement shall be in writing and shall be (i) delivered by hand, (ii) mailed by certified mail or registered mail, return receipt requested, postage prepaid, or (iii) delivered by a nationally recognized overnight courier, U.S. Post Office Express Mail, or similar overnight courier which delivers only upon signed receipt of the addressee, and addressed as follows:

If to the Company:	ESTABLISHMENT LABS
B15, Coyol Free Zone,
Alajuela, 20113, Costa Rica

Attention:	General Counsel

If to the Executive:

Any notice shall be effective as of the time of receipt thereof by the addressee or any agent of the addressee, except that in the event the addressee or such agent of the addressee shall refuse to receive any notice given by registered mail or certified mail as above provided or there shall be no person available at the time of the delivery thereof to receive such notice, the time of the giving of such notice shall be the time of such refusal or the time of such delivery, as the case may be. Any party hereto may, by giving five (5) days written notice to the other party hereto in the manner described herein, designate any other address in substitution of the foregoing address to which notice shall be given.
(e)    Modification. This Agreement may not be modified or amended except by an instrument in writing signed by the party against whom enforcement is sought.
(f)    Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
(g)    Governing Law. The validity, construction, enforcement of and the remedies under this Agreement shall be governed in accordance with the laws of Costa Rica.
(h)    Headings. The section headings used herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
(i)    Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Company, and the Company’s successors and assigns. The rights and obligations hereunder are also being granted for the benefit of any subsidiaries of the Company, and such rights and obligations may be enforced by a subsidiary of the Company.
(j)    Additional Acts. The Executive and the Company each agrees to execute, acknowledge and deliver all further instruments, agreements or documents and do all further acts that are necessary or expedient to carry out this Agreement’s intended purposes. Without limiting the generality of the foregoing, Executive will enter into a stockholders agreement implementing the foregoing vesting arrangements and covering voting and restrictions on transfer of the Restricted Shares, and will enter into the Company’s standard form of intellectual property rights assignment agreement.
(k)    Construction. Each of the parties hereto declare that they or their counsel participated in the drafting of this Agreement and that, accordingly, this Agreement shall not be construed more strongly against any party hereto because it drafted this Agreement.
(l)    Severability. The invalidity or unenforceability of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement or any part of any provision, all of which are inserted conditionally on their being valid in law, and in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid or unenforceable, this Agreement shall be construed as if such invalid or unenforceable word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted or shall be enforced as nearly as possible according to their original terms and intent to eliminate any invalidity or unenforceability. If any invalidity or unenforceability is caused by the length of any period of time or the size of any area set forth in any part of this Agreement, the period of time or area, or both, shall be considered to be reduced to a period or area which would cure the invalidity or unenforceability.
(m)    Remedies. Unless otherwise specified herein, no remedy conferred upon either party to this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity. Every power or remedy given by this Agreement to any party or to which such party may otherwise be entitled, may be exercised concurrently or independently, from time to time, and as often as may be deemed expedient and inconsistent remedies may be pursued. Because a breach of the provisions of this Agreement will not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right or remedy available, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement and in either case no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such injunction and to the ordering of specific performance.
(n)    Enforcement. If any party hereto shall fail to perform any covenant or condition hereof or shall otherwise be in breach of this Agreement, such party shall pay to the non-defaulting party its reasonable attorneys’ fees and costs incurred as a result of their efforts to enforce this Agreement (whether or not litigation is commenced, at all trial and appellate levels and in bankruptcy).
(o)    Forum Selection: THE PARTIES HERETO EXPRESSLY SUBMIT THEMSELVES TO AND AGREE THAT ALL ACTIONS ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATIONSHIP BETWEEN THE PARTIES HERETO SHALL OCCUR SOLELY IN THE VENUE AND JURISDICTION OF COSTA RICA.
(p)    Execution in Counterparts. The parties hereto may execute this Agreement in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

ESTABLISHMENT LABS S.A	EXECUTIVE:

/s/ Juan Jose Chacon Quiros	/s/ Salvador Dada
Name: Juan Jose Chacon Quiros	Name: Salvador Dada Santos

EXHIBIT A
Compensation Summary

2016	Base Compensation:	US$39,000

EXHIBIT B
Initial Stock Option Agreement
See Attached

EXHIBIT C
Employee Confidentiality Agreement
See Attached

EXHIBIT D
Noncompetition, Nondisclosure and Inventions Agreement
See Attached